T. Rowe Price Realty Income  Fund II, America s Sales-Commission-
          Free Real Estate Limited Partnership

          Amended and Restated Agreement of Limited Partnership


          Section 21. Indemnification

          Section 21.1 Agreement to Indemnify. To the maximum extent permitted by law, the Partnership, its receiver or its trustee, shall indemnify, save harmless and pay all judgments and claims against the Sponsor, from any liability, loss or damage incurred by them or by the Partnership by reason of any act performed or omitted to be performed by them in connection with the business of the Partnership, including costs and attorneys fees (which attorneys fees may be paid as incurred) and any amount expended in the settlement of any claim of liability, loss or damage, provided that, (a) if such liability, loss, damage or claim arises out of any action or inaction of a Sponsor, such actions or inactions must have occurred while such parties were engaged in activities which could have been engaged in by the General Partner in its capacity as such; (b) if such liability, loss, damage or claim arises out of any action or inaction of a Sponsor, the Sponsor must have determined, in good faith, that such course of conduct was in, or not opposed to, the best interests of the Partnership; (c) such conduct did not constitute negligence or misconduct; and (d) any such indemnification shall be recoverable only from the assets of the Partnership and not from the assets of the Limited Partners. All judgments against the Partnership and Sponsor, wherein the General Partner is entitled to indemnification, must first be satisfied from Partnership assets before the Sponsor is responsible for these obligations. Nothing contained herein shall constitute a waiver by any Limited Partner of any right which he may have against any party under federal or state securities laws.

          Section 21.2 Limitations. Notwithstanding Paragraph 21.1, a Sponsor shall not be indemnified pursuant to Paragraph 21.1 from any liability, loss or damage incurred by them in connection with
          (a) any claim or settlement involving allegations that the Securities Act of 1933 or state securities laws were violated by a Sponsor unless: (A) there has been a successful adjudication on the merits, (B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction, or (C) a court of competent jurisdiction approves a settlement of the claims, after being advised as to the current position of both the Securities and Exchange Commission and the California Commissioner of Corporations regarding indemnification for violations of securities law; or (b) any liability imposed by law, including liability for negligence or misconduct.